[MULTIPLIER]          1,000
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FLAGSTAR COMPANIES, INC.
COMPUTATION OF EARNINGS (LOSS) PER SHARE

(In Thousands Except Ratios)
(Unaudited)



                                                                  Three Months Ended                         Six Months Ended
                                              June 30, 1995       June 30, 1994(C)          June 30,1995     June 30, 1994(C)
                                               Primary and                                   Primary and
                                              Fully Diluted(B)  Primary    Fully Diluted   Fully Diluted(B) Primary   Fully Diluted
Adjustment of common and equivalent shares:
   Average number of common shares
     outstanding before adjustments                   42,434       42,369      42,369           42,426         42,369        42,369
   Assumed exercise of stock warrants and options        ---        8,960       8,960              ---          8,960         8,960
   Conversion of convertible securities                  ---          ---       4,136              ---            ---         4,136
   Conversion of preferred stock                         ---          ---       8,561              ---            ---         8,561
     Total average outstanding and equivalent
       common shares                                  42,434       51,329      64,026           42,426         51,329        64,026

Adjustment of net income (loss):
   Loss from continuing operations (A)          $     (9,878)$    (16,430)$   (16,430)$        (35,825)$      (32,627)$     (32,627)
   Interest on senior debt, net of income taxes          ---        5,784       5,784              ---         11,266        11,266
   Interest on convertible debentures, net
     of income taxes                                     ---          ---       2,432              ---            ---         4,864
   Dividends on preferred stock                          ---          ---       3,544              ---            ---         7,088
   Loss on continuing operations
     applicable to common stock                       (9,878)     (10,646)     (4,670)         (35,825)       (21,361)       (9,409)

   Income (loss) from discontinued operations         (7,220)     374,505     374,505          (15,877)       364,086       364,086
   Extraordinary item, net of income taxes               ---      (10,822)    (10,822)             ---        (10,822)      (10,822)
   Adjusted net income (loss) applicable to
     common stockholders                        $    (17,098)$    353,037 $   359,013 $        (51,702)$      331,903 $     343,855

Earnings (loss) per common share:
   On continuing operations                     $      (0.23)$      (0.21)$     (0.07)$          (0.84)$        (0.41)$       (0.15)
   On discontinued operations                          (0.17)        7.30        5.85            (0.38)          7.09          5.69
   On extraordinary item net                             ---        (0.21)      (0.17)             ---          (0.21)        (0.17)
   On net income (loss)                         $      (0.40)$       6.88 $      5.61 $          (1.22)$         6.47 $        5.37

(A)After deduction of the dividends on preferred stock for the respective periods.

(B)The computation of primary and fully diluted loss per share during the 1995 periods is based on the weighted average number of outstanding shares.  The stock options and warrants have been omitted from the primary computations because assumed exercise of such options and warrants would have an antidilutive effect on loss per share.  In addition, the 10%
   Convertible Debentures and $2.25 Preferred Stock are omitted from the fully diluted computation because they have also have an antidilutive effect on loss per share.  As such, primary and fully diluted loss per common share for the 1995 periods are the same.

(C)The computation of primary earning per share for the 1994 periods is based on the weighted average number of outstanding shares as adjusted by the assumed dilutive effect that would occur if the outstanding stock options and warrants were exercised using the modified treasury stock method. The computation of fully diluted earnings per share during the 1994 periods is based on additional adjustments to the primary earnings per share amount for the dilutive effect of the assumed conversion of Company's 10% Junior Convertible Debentures and $2.25 Preferred Stock.

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